UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

January 25, 2005
Date of Report
(Date of earliest event reported)

NOVELL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices and zip code)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

On January 25, 2005, Novell Holding Deutschland GmbH (“NHD”), a wholly-owned subsidiary of Novell, Inc. (“Novell”), entered into an employment agreement (the “Agreement”) with Richard Seibt, who has served as President, Novell EMEA since February 2004, that supercedes prior employment arrangements. The Agreement provides for Mr. Seibt's employment as President, Novell EMEA and Registered Managing Director of NHD. The Agreement provides for an annual base salary of 500,000 Euro. Mr. Seibt is eligible to participate in Novell's Executive Bonus Program with an annual target bonus of 100% of his base salary if performance goals are met. In the event of Mr. Seibt's involuntary termination in connection with a change in control of Novell, Mr. Seibt is entitled to a prorated bonus for the year in which the termination occurs. Pursuant to the Agreement, Mr. Seibt will be provided with a company car and reimbursement of the costs for private and business use of the car. Mr. Seibt will also be provided with accidental death and disability insurance. Novell must provide Mr. Seibt with six months' notice to terminate the Agreement.

Additionally, on January 25, 2005, Novell entered into a change-in-control agreement with Mr. Seibt. The change-in-control agreement provides that in the event of Mr. Seibt's involuntary termination in connection with a change in control of Novell, all stock options, restricted stock, restricted stock units and other equity rights held by Mr. Seibt will become fully vested. All stock options will remain exercisable for the longer of a period of 24 months after Mr. Seibt's termination, or the period set forth in the agreement covering each option, subject in either case to the original term of each option. Additionally, Novell will pay certain legal fees associated with the interpretation, enforcement or defense of Mr. Seibt's rights under the change-in-control agreement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: January 31, 2005	By /s/ Joseph S. Tibbetts, Jr. Senior Vice President Chief Financial Officer and Principal Accounting Officer